Exhibit 23.5
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
As independent petroleum engineers, we hereby consent to the use of our name included or incorporated by reference in this Registration Statement on Form S-4 (the Registration Statement) and to the incorporation of our report of estimates of reserves and present value of future net reserves as of December 31, 2009, and 2010, into the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	\s\ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
November 2, 2011

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